Exhibit 10-i
                           THE KINGSLEY COACH, INC.

                            10% PROMISSORY NOTE

No.1                   Date of Issuance:  October 13, 2003           $50,000

          THE KINGSLEY COACH, a Delaware corporation, (hereinafter called the "Company"), for value received, promises to pay PSK Investment Group Inc. or registered assigns (the "Registered Holder" hereof) on September 30, 2006 (the "Maturity Date"), the principal amount of Fifty Thousand Dollars ($50,000) in lawful money of the United States of America.

          This Note is further subject to the following provisions.

          1. Interest. This Note shall bear interest. Interest for the period from the date of issuance to the Maturity Date shall be pre-paid in full by the Company's issuance of shares of its common stock ("Common Stock") promptly after the date hereof. The number of shares of Common Stock to be issued will equal (a) thirty percent (30%) of the principal amount of this Note divided by (b) thirteen cents ($.13), rounded to the nearest whole share.

          2. Remedies.

          2.1 Events of Default. "Event of Default", wherever used in this Note, means any one of the following events:

          (a) default in the payment of the principal or interest of the Note(s) when due; or

          (b) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $200,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including such leases but not including such indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $200,000 by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Registered Holder of the Note a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

          (c) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under Federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, trustee, or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (d) the commencement by the Company of a voluntary case under Federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency, or other similar law, or the consent by it to the institution or bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action.

          2.2 Acceleration of Maturity. If an Event of Default occurs and is continuing, then and in every such case the Registered Holder of the Note may declare the principal of the Note to be due and payable immediately, by notice in writing to the Company and upon any such declaration such principal shall become immediately due and payable.

          3. Miscellaneous.

          3.1 Notice to the Company. For purposes of this Note, any notice or other communication to be made by the Registered Holder shall be deemed given when delivered by hand or one business day after tender to an overnight courier with a national reputation addressed to the Company at its principal office as follows, unless otherwise designated by the Company:

             The Kingsley Coach, Inc.
             180 U.S. Route 522
             Middleburg, PA 17842
             Attention: Ralph Dickenson, Chairman

          3.2 Notice to Registered Holder. When this Note provides for notice to the Registered Holder, such notice shall be deemed given when delivered by hand or one business day after tender to an overnight courier with a national reputation addressed to the Registered Holder, at such Holder's address as it appears on the Subscription Agreement made in connection with the issuance of this Note, unless the Note Holder later notifies the Company of a substitute address.

          3.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.



          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                     THE KINGSLEY COACH, INC.

                                     By:/s/ Ralph Dickenson
                                     ----------------------------------------
                                     Ralph Dickenson, Chief Executive Officer